                                    EXHIBIT 4

                        FORM OF FLEXIBLE PURCHASE PAYMENT
               MULTI-FUND VARIABLE ANNUITY CONTRACT (935-1A-8200)

                         [LOGO OF MASSACHUSETTS MUTUAL
                     LIFE INSURANCE COMPANY APPEARS HERE]
                       SPRINGFIELD, MASSACHUSETTS  01111

                               Flexible Purchase Payment Multi-Fund
                               Variable Annuity Contract
================================================================================
              Contract Number

                    Annuitant

                       Amount
================================================================================

Dear Contract Owner:

READ YOUR CONTRACT CAREFULLY. It has been written in readable language to help you understand its terms. We have used examples to explain some of the provisions. These examples do not reflect the actual amounts or status of this contract. As you read through the contract, remember the words "we", "us" and "our" refer to Massachusetts Mutual Life Insurance Company.

     We will pay the maturity benefit to the Owner when this contract matures if the Annuitant is living at that time. If the Annuitant dies before this contract matures, we will pay the death benefit to the Beneficiary when due proof of the Annuitant's death is received at our Home Office. Either payment is subject to the terms of this contract which are contained on this and the following pages.

     For service or information on this contract, contact the agent who sold the contract, any of our agency offices or our Home Office.

    YOU HAVE A RIGHT TO RETURN THIS CONTRACT. If you decide not to keep this contract, return it within ten days after you receive it. It may be returned by delivering or mailing it to our Home Office, to any of our agency offices or to the agent who sold the contract. Then, the contract will be as though it had never been issued. We will promptly refund the greater of:

  (a) The purchase payments made, reduced by the net amount of any partial redemptions;

  (b) The value of this contract on the date we receive it, plus any deductions the purchase payments.

     Signed for Massachusetts Mutual Life Insurance Company at Springfield, Massachusetts.

            Sincerely yours,

            /s/ William J. Clark                  /s/ [SIGNATURE APPEARS HERE]

            President                             Secretary

     This Contract provides that: A monthly life income is payable beginning on the date this contract matures if the
                                   Annuitant is living at that time
                                  A death benefit is payable if the Annuitant
                                   dies before this contract matures
                                  Flexible purchase payments may be made to the
                                   date this contract matures or to the
                                   Annuitant's death, if earlier.

This Contract is not participating. It does not provide for the payment of dividends.

All values provided by this contract on or before the date it matures and annuity payments under any Variable Monthly Income settlement are based on the investment performance of the Separate Account shown on the Schedule Page. These values and payments are variable and not guaranteed as to dollar amount.


                                               [STAMP OF STATE OF TENNESSEE
                                           DEPARTMENT OF INSURANCE APPEARS HERE]

Contract Summary

This Summary briefly describes some of the major contract provisions. Since it does not go into detail, the actual provisions will control. See those provisions for full information and any limits that may apply. The "Where To Find It" on the inside of the back cover shows where these provisions may be found.

We will pay a maturity benefit if the Annuitant is living on the maturity date and the contract is in force at that time. We will pay a death benefit if the Annuitant dies before this contract matures sand while it is in force. "In force" means that the contract has not terminated. Since this is a variable annuity contract, neither of these benefits is guaranteed as to dollar amount. Instead, all values and benefits depend on the investment performance of the Separate Account shown on the Schedule Page.

The first purchase payment for this contract is shown on the Schedule Page. Any normal purchase payment elected is also shown on the Schedule Page. However, purchase payments for this contract are flexible. Therefore, after the first one has been paid, there is no requirement that any specific amount of purchase payment be made on any date. Instead, within the limits stated in the contract, any amount may be paid on any date before the maturity date or the death of the Annuitant. if earlier.

Rights available under this contract include:

  . The right to assign this contract.
  . The right to change the Owner or any Beneficiary.
  . The right to redeem this contract.
  . The right to make partial redemptions.
  . The right to change the date this contract matures.
  . The right to allocate purchase payments among divisions of the Separate
    Account.
  . The right to transfer values between divisions of the Separate Account.

This contract also includes a number of Payment Options. These provide alternate ways to pay the maturity value, the death benefit or the amount payable upon redemption of this contract.


935-1A-8200
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                               THE SCHEDULE PAGE

THIS PAGE SHOWS SPECIFIC INFORMATION ABOUT THIS CONTRACT AND IS REFERRED TO THROUGHOUT THE CONTRACT

          CONTRACT NUMBER     0 000 000

                ANNUITANT     JOHN A DOE

                   AMOUNT     MONTHLY INCOME PROVIDED BY MATURITY VALUE

ISSUE DATE            FEB 15 1982
CONTRACT DATE         FEB 15 1982
MATURITY DATE         FEB 15 2012
ANNUITANT'S AGE ON CONTRACT DATE    35 MALE

--------------------------------------------------------------------------------

BASIC CONTRACT INFORMATION
--------------------------

  PLAN                                       SEPARATE ACCOUNT
  ----                                       ----------------
  VARIABLE  ANNUITY               MASSACHUSETTS MUTUAL VARIABLE  ANNUITY
                                             SEPARATE ACCOUNT 2.

--------------------------------------------------------------------------------

PURCHASE PAYMENT INFORMATION    AS OF FEB 15 1982
----------------------------

   FIRST PURCHASE PAYMENT         $  1,200.00
   NORMAL PURCHASE PAYMENTS THEREAFTER AS FOLLOWS

     ANNUAL             SEMI ANNUAL         QUARTERLY
     ------             -----------         ---------
  $  1,200.00           $    600.00         $  300.00

--------------------------------------------------------------------------------

OTHER  INFORMATION

  OWNER AND BENEFICIARY - SEE APPLICATION ATTACHED TO THIS CONTRACT

935-1A-8200
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                          Part 1. The Basics Of This Contract

                          In this Part we discuss some basic concepts that are necessary to understand this contract.

The Parties Involved --   The Owner is the person who owns this contract, as
Owner, Annuitant,         shown on our records.

Beneficiary, Irrevocable  The Annuitant is the person on whose life this
Beneficiary               contract is issued. Payment of the  maturity benefit
                          will be made if that person is living when this contract matures. The Annuitant may be the Owner of this contract, or someone else may be the Owner.

                          Example: You buy a contract on your own life and name
                                   yourself as Owner. In this case, you are both the Annuitant and Owner. If you buy a contract on your spouse's life and name yourself as Owner, then the Annuitant and Owner are different people.

                          A Beneficiary is any person named on our records to receive death proceeds after the Annuitant dies. There may be different classes' of Beneficiaries, such as primary and secondary. These classes set the order of payment. There may be more than one Beneficiary in a class.

                          Example: Debbie is named as primary (first)
                                   Beneficiary. Anne and Scott are named as Beneficiaries in the secondary class. If Debbie is alive when the Annuitant dies, she receives any death benefit. But if Debbie is dead and Anne and Scott are alive when the Annuitant dies, Anne and Scott receive any death benefit.

                          Any Beneficiary may be named an Irrevocable
                          Beneficiary. An Irrevocable Beneficiary is one whose consent is needed to change that Beneficiary. Also, this Beneficiary must consent to the exercise of other contract rights.

Dates -- Contract Date,   Two important dates (shown on the Schedule Page) are
Contract Anniversary      the Contract Date and the Issue Date.
Date, Contract Year,
Issue Date, Maturity      The Contract Date is the starting point for
Date                      determining Contract Anniversary Dates and Contract
                          Years. The first Contract Anniversary Date is one year after the Contract Date. The period from the Contract Date to the first Contract Anniversary Date, or from one Contract Anniversary Date to the next, is called a Contract Year.

                          Example: The Contract Date is June 10,19X1. The first
                                   Contract Anniversary Date is June 10,19X2.
                                   The period from June 10,19X1 to June 10,19X2 is a Contract Year.

                          The Issue Date is used to determine the start of the contestability period. We discuss contestability below.

                          Another important date is the maturity date shown on the Schedule Page. This is the date the maturity benefit is payable unless an earlier or later maturity date is elected. The maturity benefit will be payable only if this contract is in force and the Annuitant is living on the maturity date.

This Is A Legal           This annuity is a legal contract between the Owner
Contract                  and us. The entire contract consists of the
                          application and the annuity, which includes any riders. We have issued this contract in return for the application and the payment of the first purchase payment. Any change or waiver of its terms must be in writing and signed by our Secretary or an Assistant
                          Secretary to be effective.

                                      -2-

935-1A-8200
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                                      -3-

Representations And       We rely on all statements made by or for the
Contestability            Annuitant in the application. Legally, these
                          statements are considered to be representations and not warranties. We can contest the validity of this contract for any material misrepresentation of a fact.
                          To do so, however, the misrepresentation must have been made in the application and a copy of the application must have been attached to this contract when issued.

                          We must bring any legal action to contest the validity of this contract within two years from its Issue Date. After that we cannot contest its validity.

Misstatement Of Age       One of the questions in the application concerns the
                          Annuitant's date of birth. If the date of birth given is not correct, all benefits and amounts payable under this contract will be what would have been provided if the correct date of birth had been given.

                          No monthly life income payments will be made unless satisfactory proof of the Annuitant's date of birth has been received.

Meaning Of In Force       "In force" means that this contract has not
                          terminated. This contract is in force from its Issue
                          Date or, if later, the date the first purchase payment is paid. Payment of future purchase payments is not required to continue this contract in force.

Home Office               Our main office in Springfield, Massachusetts is
                          called the Home Office. The address is Massachusetts
                          Mutual Life Insurance Company, Springfield,
                          Massachusetts 01111.

Contract State            This contract shall be construed according to the
                          laws of the state in which it was entered into.

                          Part 2. Purchase Payments

                          Purchase payments are the amounts that may be paid to us under this contract. Purchase payments for this contract are discussed in this Part.

The First Purchase        The first purchase payment for this contract is shown
Payment                   on the Schedule Page. It is due on the Contract Date.
                          This contract will not be in force until the first purchase payment has been paid to us.

Normal Purchase           The normal annual purchase payment for this contract
Payments                  is shown on the Schedule Page. Other frequencies of
                          payment are also shown. The frequency for this contract is as elected in the application. This frequency may be changed by giving us advance written notice.

Purchase Payment          After the first purchase payment has been paid, we
Flexibility And Notices   will send notices for the normal purchase payment on
                          the frequency in effect. However, payment of those purchase payments is not required to continue the contract in force. Instead, any amount may be paid at any time before the maturity date, or the death of the Annuitant if earlier, provided that each purchase payment must be at least $25.

                          We will stop sending notices if no purchase payment has been made for 18 consecutive months. However, if a purchase payment is paid after that time, we will send notices again.

                          We have the right to set a maximum limit on the total amount of purchase payments that may be made under this contract, Any such limit will not be less than $500,000.

935-1A-8200
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Where To Pay              All purchase payments are payable to us at our Home
                          Office. Upon request, a receipt signed by our Secretary or an Assistant Secretary will be given for any purchase payment.

                          Part 3. Values And Charges

                          The values of a variable annuity are not guaranteed. Rather, they depend on the investment results of the Separate Account shown on the Schedule Page. This Part gives information about the Separate Account, and the values and charges connected with it.

The Separate Account      The Separate Account shown on the Schedule Page is a
                          separate investment account which we have established under Massachusetts law. This Separate Account has three divisions. They are:

                            . The Equity Division. Amounts credited to this
                              division are invested in shares of MML Equity Investment Company, Inc., or its successor. This Company invests primarily in common stocks and other equity securities.

                            . The Money Market Division. Amounts credited to
                              this division are invested in shares of MML Money Market Investment Company, Inc., or its successor. This Company invests primarily in short-term debt instruments.

                            . The Managed Bond Division. Amounts credited to
                              this division are invested in shares of MML
                              Managed Bond Investment Company, Inc., or its successor. This Company invests primarily in fixed-income securities.

                          We have the right to establish additional divisions of the Separate Account from time to time. Amounts credited to any additional divisions established would be invested in shares of other investment companies. For any division, we have the right to substitute new investment companies.

Valuation Date And        The value of this contract is determined on each
Valuation Period          valuation date. A valuation date is any date on which
                          the valuation period is the period of time from the end of one valuation date to the end of the next valuation date.

Accumulation Units        Accumulation units are used to measure the value of
And Annuity Units         this contract on or before its maturity date. Annuity
                          units are used to determine the amount of each payment of Variable Monthly Income after those payments have begun. The value of any unit can vary from valuation date to valuation date. That value reflects the investment performance of the division of the Separate
                          Account applicable to that unit.

Purchase Of               Each purchase payment received (less any premium tax
Accumulation Units        we deduct at that time) will be applied to purchase
                          accumulation units. The amount applied will be allocated among the divisions of the Separate Account, as directed in the application. The allocation will remain in effect until changed by any later written direction satisfactory to us and received at our .Home
                          Office.

Date Of Purchase          Accumulation units will be purchased in any division
                          of the Separate Account as of the valuation date which is on or next follows the date the purchase payment is received by us at our Home Office, but not earlier than the Contract Date. However, if any purchase payment is received other than by mail at our Home
                          Office after the time set for valuation of the Separate Account, that purchase payment will be deemed to have been received on the next day. Accumulation units will be purchased at the unit value on the date of purchase. The number of units purchased will be the amount applied divided by the accumulation unit value on the date of purchase.

                                      -4-

935-1A-8200
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                                      -5-

                          Example: The amount applied is $550. The date of
                                   purchase is June 10, 19X4. The accumulation unit value on that date is $10. The number of units purchased would be 55. ($550 / $10 =
                                   55). If instead, the unit value was $11, then the amount applied would purchase 50 units. ($550 + $11 = 50).

Identification Of         For the purpose of identifying accumulation units,
Accumulation Units        the total purchase payments made under this contract
                          are divided into three levels. They are:

                           . Level #1 - The first $3,000 of purchase payments.

                           . Level #2 - The next $32,000 of purchase payments.

                           . Level #3 - All purchase payments in excess of
                             $35,000.

                          Accumulation units purchased by each of these levels in each division of the Separate Account in each Contract Year are referred to as "blocks" of accumulation units. We maintain records of each of these blocks separately so that any sales charges (discussed later in this Part) can be properly allocated.

                          Example: You pay $4,500 in the first Contract Year to
                                   be allocated equally among the divisions of the Separate Account. Since $3,000 of this amount is in Level #1, it will buy three blocks of accumulation units. That is, one block in each of the three divisions. The remaining $1,500 is all in Level #2. As such, it will buy three additional blocks of units. This results in a total of six blocks of units purchased with purchase payments made in the first Contract Year.

                                   If, in the second Contract Year, you pay
                                   $3,000 to be allocated equally, that would all be in Level #2. However, since this was paid in the second Contract Year, it would buy three more blocks of units. At the end of that Year, a total of nine blocks would have been purchased.

Accumulated Value         The value of the accumulation units credited to this
Of Contract               contract in a division of the Separate Account is
                          equal to the accumulation unit value in that division on the date the value is determined, multiplied by the number of those units in that division.

                          The value of this contract on any date is the total of the values of this contract in each division of the Separate Account.

Premium Tax               The amount of any premium tax will be deducted from
                          the purchase payments as they are received if the tax is incurred at that time. Otherwise, the tax will be deducted from the contract value when the tax is incurred.

Administrative Charge     An administrative charge will be assessed each year on
                          the Contract Anniversary Date. This charge will also be assessed between Contract Anniversary Dates on:

                           .    Termination of this contract; or

                           .    Maturity of this contract; or

                           . The death of the Annuitant before the maturity date (but only if the death benefit is the contract value).

                          The amount of this administrative charge will be determined each year by us. However, it will not be greater than $50, or any lower limit required by law. This charge, when assessed, will be made by a pro rata reduction in each block of accumulation units under the contract at the time the charge is made.

935-1A-8200
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Deductions For            Sales charges are not deducted from purchase payments
Sales Charges             when received by us. Instead, we will make deductions
                          for sales charges from amounts payable upon full or partial redemption of this contract. We will also make deductions for sales charges from any maturity value which is not applied under a Variable Payment Option.

                          There are, however, two limits on the deduction for sales charges. They are:

                           . The amount we deduct for sales charges at any time, plus any sales charges previously deducted, will not be more than 8 1/2% of the total purchase payments made to that time.

                           . Beginning with the fifth Contract Year, part of the accumulation units in each division of the Separate Account will be free from the deduction for sales charges. That part is equal to 10% of the number of accumulation units in that division on the last day of the preceding Contract Year.

                              Example: You have l00 accumulation units in each
                                       division as of the last day of the sixth
                                       Contract Year. During the seventh
                                       Contract Year, you can redeem 10 units in each division without any deduction for sales charges.

                          The 10% limit is not cumulative. That is, any unused portion of this limit cannot be carried over to the next Contract Year. Instead, a new 10% limit will be determined for the next Year.

Amount Of Sales           Deductions for sales charges vary according to the
Charge Deduction          blocks of accumulation units to which they apply.
                          (Blocks of units were discussed earlier in this Part.)
                          Specifically:

                           . Blocks of units purchased with Level #1 purchase
                             payments have a sales charge deduction of 11% for the Contract Year in which they are purchased. This reduces by 1% each year until it reaches zero in the eleventh and subsequent years after the year of purchase.

                             Example: A block of units was purchased with Level
                                      #1 purchase payments in the first Contract
                                      Year. If units in that block are redeemed in that Year, 11% of the value would be deducted for sales charges. If instead those units were redeemed in the fifth Contract Year, the deduction would be 7% of the value.

                           . Blocks of units purchased with Level #2 purchase payments have a sales charge deduction of 5% for the Contract Year in which they are purchased. This reduces by 1% each year until it reaches zero in the fifth and subsequent years after the year of purchase.

                           . There is no deduction for sales charges for any payments.

                          For any redemption from any division, we will redeem blocks of accumulation units with the smallest sales charge percentage first. Any unused portion of the 10% limit (for which no sales charge would be made) will be applied in the same order to the units being redeemed, including any for which the sales charge is zero.

                          Example:  You have two blocks totaling 100
                                    accumulation units in one division of the Separate Account. Block one has five units with no sales charge. Block two has 95 units with a sales charge of 4%. Your unused 10% limit is 10 units and you are redeeming 35 units at this time. The units would be redeemed in the following order. First would be five units from block one with no sales charge. Second would be five units from block two, but with no sales charge. This is the balance of the 1090 limit. Last would be25 units from block two with a 4% sales charge. Thus, after the redemption, you would have 65 units in block two.

                                      -6-

935-1A-8200
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                                      -7-

                          Part 4. Life Benefits

                          A variable annuity contract provides a maturity benefit if the Annuitant is living on the maturity date and the contract is in force at that time. It provides a death benefit if the Annuitant dies before the maturity date while the contract is in force. There are other rights and benefits available under this contract. These "Life Benefits" are discussed in this Part.

                          Contract Ownership

Rights Of Owner           While the Annuitant is living, the Owner may exercise
                          all rights given by this contract or allowed by us.
                          These rights include assigning this contract, changing
                          Beneficiaries, changing ownership, enjoying all contract benefits and exercising all contract options.
                          The consent of any Irrevocable Beneficiary is needed to exercise any contract right.

Assigning This            This contract may be assigned. But for any assignment
Contract                  to be binding on us, we must receive a signed copy of
                          it at our Home Office. We will not be responsible for the validity of any assignment.

                          Once we receive a signed copy, the rights of the Owner and the interest of any Beneficiary or any other person will be subject to the assignment.

Changing The Owner        The Owner or Beneficiary may be changed while the
Or Beneficiary            Annuitant is living. We do not limit the number of
                          changes that may be made. To make a change, a written request, satisfactory to us, must be received at our Home Office. The change will take effect as of the date the request is signed, even if the Annuitant dies before we receive it. Each change will be subject to any payment we made or other action we took before receiving the request.

Transfer Of               Transfers of values between divisions of the Separate
Accumulation Units        Account may be made upon written direction received at
                          our Home Office. Transfers will be made by cancelling all or part of the accumulation units in a division and applying the value of the cancelled units to purchase units in any other division. Unit values will be determined as of the valuation date which is on or next follows the date the written direction is received at our Home Office.

                          The sales charge percent and any 10% limit that applies to the units being cancelled will continue to apply to the units purchased by the value of the cancelled units. Transfers between divisions of the Separate Account can be made up to 30 days before the maturity date of this contract.

                          Redeeming This Contract

Right To Redeem           This contract may be redeemed for its cash redemption
                          value any time before it matures and while the Annuitant is living. Redemption will be effective on the date we receive this contract and a written redemption request, satisfactory to us, at our Home
                          Office. A later effective date may be elected in the redemption request.

Cash Redemption Value     The cash redemption value of this contract is the
                          accumulated value on the valuation date which is on or next follows the effective date of redemption less the administrative charge and less any deductions for sales charges and any premium tax incurred at that time.

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                          The accumulated value is the total of the values of
                          this contract in each division of the Separate Account. The value in each division is equal to the number of accumulation units credited to this contract in that division multiplied by the unit value of accumulation units in that division on the date the value is determined.

Partial Redemptions       Partial redemptions may be made at any time before
                          this contract matures and while the Annuitant is living. The request for a partial redemption must state the division (or divisions) of the Separate
                          Account from which the partial redemption will be made. Then, a sufficient number of accumulation units in the stated division (or divisions) will be cancelled to provide the partial redemption including any sales charge deductions that apply to the units being cancelled. Any partial redemption will be subject to the limits set forth below.

                           .  Any partial redemption must be for at least $100.

                           . The accumulated value of the contract remaining after a partial redemption must be at least $600.

When And How              Any partial redemption made will be paid in one sum.
We Pay                    However, if the entire contract is redeemed, the cash
                          redemption value may be paid in one sum, or it may be applied under any payment option elected. See "Part 6.
                          Payment Options".

                          We will pay all redemptions within seven days after the written request for the redemption is received by us at our Home Office. This time period is subject to any extension permitted under federal laws, rules and regulations which apply to the redemption of variable annuity contracts.

                          Right To Change The Maturity Date

Electing An Early         Before this contract matures and while it is in
Maturity Date             force, the maturity date may be changed to any date
                          that is earlier than the maturity date then in effect.
                          To elect an earlier maturity date, we require that a written election for the change be received at our Home Office within 31 days before the early maturity date wanted.

Electing A Later          Before this contract matures and while it is in
Maturity Date             force, the maturity date may be changed to any date
                          that is later than the maturity date then in effect.
                          However, that later maturity date must be on or before the Contract Anniversary Date nearest the Annuitant's
                          85th birthday. To elect a later maturity date, we require that a written election be received at our Home Office within 90 days before the maturity date then in effect. Any rider this contract has will be cancelled when the change is made.

                          Other Provisions Regarding Life Benefits

Periodic Statements       While this contract is in force before the maturity
                          date, or the Annuitant's death if earlier, we will send a Status Report to the Owner at least semiannually. This Report will show:

                           . The number of accumulation units in each division
                             of the Separate Account; and

                           . The accumulation unit value in each division of the
                             Separate Account; and

                           . The accumulated value of this contract.

                          All this information will be as of a date which is not more than 45 days before the date the Status Report is mailed.

                                      -8-

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                                      -9-

                          We will also give the Owner any other periodic reports, containing information about the Separate Account, that may be required by federal or state law.

Receipt Of Papers         Any written directions, requests or other papers
                          received other than by mail at our Home Office after the time set for valuation of the Separate Account will be deemed to have been received the next day;

Contract Is Not           "Not participating" means that this contract does not
Participating              share in any distribution of our divisible surplus.

                          Part 5. Maturity Benefit And Death Benefit

                          The maturity benefit is the payment we will make when this contract matures if the Annuitant is living at that time. The death benefit is the amount of money we will pay when we receive due proof at our Home Office that the Annuitant has died before the contract matures. These benefits are discussed in this Part.

                          Maturity Benefit

Maturity Value            The maturity value is the accumulated value of this
                          contract on the valuation date which is on or next follows the maturity date with these deductions:

                           . The administrative charge for the year in
                             which the contract matures.

                           . Any premium tax that we are required to deduct and pay at maturity of this contract.

                           . Any deductions for sales charges. (These deductions will not be made for any part of the maturity value that is applied under a Variable Payment Option.)

Monthly Life Income       When this contract matures, the maturity value will
                          be applied to provide a monthly life income under Variable Payment Option C, as described in "Part 6.
                          Payment Options". This income will be based on the life of the Annuitant and win be paid for the lifetime of the Annuitant. The first payment is due on the maturity date. Future payments will be due on the same day of the month as the maturity date. The final payment will be the last one due before the Annuitant's death.

                          There is a guarantee as to the first 120 income payments. If the Annuitant dies before all these payments are made, we will pay the commuted value of any of these payments that did not become due before the Annuitant's death. See "Part 6. Payment Options" for a discussion of commuted value.

Alternate Settlements     There are other settlements available when this
At Maturity               contract matures. That is, the maturity value may be
                          applied under any other Payment Option discussed in
                          Part 6, or taken in one sum.

                          In any case, if an assignment of this contract is in effect on the maturity date, we have the right to pay the maturity value in one sum.

935-1A-8200

                          Death Benefit

Amount Of Death           If the Annuitant dies before this contract matures
Benefit                   and while it is in force, the death benefit will be
                          the greater of:

                           . The total of all purchase payments made, less the
                             net amount of any partial redemptions, or

                           . The accumulated value of this contract on the
                             valuation date which is on or next follows the date written notice of death is received at our Home Office, less the administrative charge.

                          In either case, we deduct any premium tax incurred at that time.

                          Interest On Maturity Or Death Benefit

Interest Payable          If the maturity value is paid in one sum after this
                          contract matures, we will add interest from the valuation date which is on or next follows the maturity date to the date of payment. If the death benefit is paid in one sum, we will add interest from the valuation date which is on or next follows the date written notice of death is received to the date of payment. In either case, the amount of interest will be the same as would be paid under Option D of the payment options for that period of time. See "Part
                          6. Payment Options" for a description of Option D.

                          If the death benefit is applied under a payment option, interest will be paid from the valuation date which is on or next follows the date written notice of death is received to the effective date of that option. It will be paid in one sum to the Beneficiary living on the effective date. The amount of interest will be the same as would be paid under Option D for that period of time.

                          Part 6. Payment Options

                          These are Optional Methods of Settlement. They provide alternate ways in which payment can be made. This contract provides Fixed Income payment options. It also provides Variable Income payment options. These two types of options are discussed below. Any other payment option agreed to by us may be elected.

Fixed Income Payment      A Fixed Income payment option is one which provides
Options                   payments that are guaranteed by us under our general
                          account. The amounts of these payments do not depend on the investment performance of the Separate Account.

                          All the payment options described in this Part are available on a Fixed Income basis. They are described in terms of monthly payments. However, annual, semiannual or quarterly payments may be requested instead. The amount of these payments will be determined in a way which is consistent with monthly payments and will be quoted on request.

Variable Income           A Variable Income payment option is one which provides
Payment Options           that payments are not guaranteed as to dollar amount.
                          Instead, they are based on the investment performance of the Separate Account.

                          Payment options C, E and F are available on a Variable Income basis. Payment can only be made monthly. The manner in which the dollar amounts of Variable Income payments are computed is set forth in "Part 7. Notes On Our Computations".

935-1A-8200

Availability Of       All or part of the death benefit, the maturity value or
Payment Options       the cash redemption value may be applied under any payment option. If the contract is assigned, any amount due to the assignee will be paid in one sum. The balance, if any, may be applied under any payment option.

Minimum Amounts       If the amount to be applied under any option is less than
                      $2,000, we may pay that amount in one sum instead. If payments under a Fixed Income option amount to less than $20 each, we have the right to make payments at less frequent intervals. If the first payment under a Variable
                      Income option amounts to less than $20, we have the right to make a one sum payment.

Option A Fixed Income Payment Option (Not available as a Variable Income option). Each monthly payment will be for an agreed fixed amount. The amount of each payment may not be less-than $10 for each $1,000 applied. Interest will be credited each month on the unpaid balance and added to it. This interest will be at a rate determined by us, but not less than the equivalent of 3% per year. Payments continue until the amount we hold runs out. The last payment will be for the balance only.

Option B Fixed Time Payment Option (Not available as a Variable Income option). Equal monthly payments will be made for any period selected, up to 30 years. The amount of each payment depends on the total amount applied, the period selected and the monthly payment rates we are using when the first payment is due. The rate of any payment will not be less than shown in the Option B Table.

                 ----------------------------------------------------------
                                        Option B Table
                    Minimum Monthly Payment Rates For Each $1,000 Applied

                                Monthly                             Monthly
                 Years          Payment             Years           Payment

                   1             $84.47              16             $ 6.53
                   2              42.86              17               6.23
                   3              28.99              18               5.96
                   4              22.06              19               5.73
                   5              17.91              20               5.51

                   6              15.14              21               5.32
                   7              13.16              22               5.15
                   8              11.68              23               4.99
                   9              10.53              24               4.84
                  10               9.61              25               4.71

                  11               8.86              26               4.59
                  12               8.24              27               4.47
                  13               7.71              28               4.37
                  14               7.26              29               4.27
                  15               6.87              30               4.18

                    For quarterly payment, multiply by 2.993. For
                    semiannual payment, multiply by 5.963. For annual payment, multiply by 11.839.
                 ----------------------------------------------------------

935-1A-8200

Option C Lifetime Payment Option (Available as a Fixed Income option and as a Variable Income option). For Fixed Income Option C, the monthly payments are equal. For Variable Income Option C, the payments are not guaranteed as to amount and may vary. For either option, the payments are based on the life of a named person. Payments will continue for the life of that person. The three variations are:

               (1) Payments for life only. No specific number of payments is guaranteed. Payments stop when the named person dies.

               (2) Payments guaranteed for amount applied. Payments stop when they equal the amount applied or when the named person dies, whichever is later. For Fixed Income Option C, "amount applied" means the dollar amount used to provide the income. For Variable Income Option C, "amount applied" means a number of monthly payments. This number is equal to the dollar amount used to provide the income divided by the dollar amount of the first monthly payment.

               (3) Payments guaranteed for 5 or 10 years. Payments stop at the end of the selected guaranteed period or when the named person dies, whichever is later.

               The Fixed Income Option C Table shows the minimum monthly payment for each $1,000 applied. The Variable Income Option C Table shows the minimum amount of the first monthly payment for each $1,000 applied. The actual payments will be based on the monthly payment rates we are using when the first payment is due. They will not be less than shown in the Table.

             -------------------------------------------------------------------
                                 Fixed Income Option C Table
                      Minimum Monthly Payment Rates For Each $1,000 Applied

                                Payments          Payments Guaranteed For
                  Age*          For Life     Amount          5            10
             Male     Female      Only       Applied       Years        Years

              35       40        $3.55        $3.48        $3.54        $3.53
              40       45         3.78         3.68         3.77         3.76
              45       50         4.09         3.94         4.08         4.06
              50       55         4.49         4.26         4.48         4.43
              55       60         5.01         4.66         4.98         4.90

              60       65         5.70         5.17         5.65         5.50
              65       70         6.68         5.85         6.57         6.25
              70       75         8.09         6.77         7.84         7.17
              75       80        10.19         8.01         9.58         8.14
              80       85        13.40         9.75        11.80         8.96

              85                 18.44        12.20        14.27         9.43

              * Age on birthday nearest the due date of the first payment.
                Monthly payment rates for ages not shown will be furnished on request. Monthly payment rates for ages over 85 are the same as those for 85.
             -------------------------------------------------------------------

935-1A-8200

--------------------------------------------------------------------------------
                        Variable Income Option C Table
           Minimum Monthly Payment Rates For First Payment For Each
              $1,000 Applied, Based On 4% Assumed Investment Rate

               Payments                   Payments Guaranteed For
Adjusted       For Life          Amount              5                 10
  Age*           Only            Applied           Years              Years
              M        F        M       F        M        F        M        F
    40      $4.11    $3.92    $4.04   $3.87    $4.10    $3.91    $4.09    $3.90
    45       4.31     4.07     4.20    4.01     4.30     4.06     4.28     4.05
    50       4.55     4.26     4.40    4.18     4.54     4.25     4.51     4.23
    55       4.85     4.50     4.64    4.39     4.83     4.49     4.78     4.47
    60       5.22     4.82     4.94    4.66     5.19     4.80     5.11     4.77

    65       5.70     5.23     5.31    5.00     5.66     5.21     5.53     5.15
    70       6.35     5.80     5.79    5.44     6.28     5.76     6.06     5.65
    75       7.23     6.59     6.40    6.00     7.08     6.52     6.70     6.28
    80       8.42     7.68     7.19    6.68     8.14     7.50     7.45     7.01
    85      10.07     9.10     8.21    7.47     9.51     8.70     8.25     7.72

* Age on birthday nearest the due date of the first payment, adjusted according to the table in the Basis Of Computation provision in Part 7. Monthly payment rates for adjusted ages not shown will be furnished on request. Monthly payment rates for adjusted ages over 85 are the same as those for 85.
--------------------------------------------------------------------------------

Option D Interest Payment Option (Not available as a Variable Income option). We will hold any amount applied under this option. Interest on the unpaid balance will be paid each month at a rate determined by us. This rate will not be less than the equivalent of 3% per year.

Option E Joint Lifetime Payment Option (Available as a Fixed Income option and as a Variable Income option). For a Fixed Income Option E, the monthly payments are equal. For Variable Income Option E, the payments are not guaranteed as to amount and may vary. For either option, the payments are based on the lives of two named persons. While both are living, one payment will be made each month. When one dies, payments continue for the lifetime of the other. The two variations are:

               (1) Payments for two lives only. No specific number of payments is guaranteed. Payments stop when both persons have died.

               (2) Payments guaranteed for 10 years. Payments stop at the end of
                   10 years, or when both named persons have died, whichever is later.

               The Fixed Income Option E Table shows the minimum monthly payment for each $1,000 applied. The Variable Income Option E Table shows the minimum amount of the first monthly payment for each $1,000 applied. The actual payments will be based on the monthly rates we are using when the first payment is due. They will not be less than shown in the Table.

935-1A-8200

--------------------------------------------------------------------------------

                          Fixed Income Option E Table
             Minimum Monthly Payment Rates For Each $1,000 Applied

                          Payments For Two Lives Only

                   M 50     M 55     M 60     M 65     M 70     M 75
          Age*     F 55     F 60     F 65     F 70     F 75     F 80
         M    F
         50   55   $3.90    $4.05    $4.17    $4.28    $4.36    $4.41
         55   60    4.05     4.26     4.46     4.63     4.76     4.86
         60   65    4.17     4.46     4.74     5.02     5.25     5.42
         65   70    4.28     4.63     5.02     5.42     5.80     6.12
         70   75    4.36     4.76     5.25     5.80     6.39     6.95

         75   80    4.41     4.86     5.42     6.12     6.95     7.83
         80   85    4.45     4.93     5.55     6.36     7.40     8.65

                       Payments Guaranteed For 10 Years

                   M 50     M 55     M 60     M 65     M 70     M 75
          Age*     F 55     F 60     F 65     F 70     F 75     F 80
         M    F
         50   55   $3.89    $4.04    $4.17    $4.27    $4.34    $4.39
         55   60    4.04     4.25     4.45     4.61     4.74     4.83
         60   65    4.17     4.45     4.73     4.99     5.21     5.36
         65   70    4.27     4.61     4.99     5.38     5.73     6.00
         70   75    4.34     4.74     5.21     5.73     6.25     6.69

         75   80    4.39     4.83     5.36     6.00     6.69     7.35
         80   85    4.42     4.87     5.45     6.16     6.99     7.82

       * Age on birthday nearest the due date of the first payment. Monthly payment rates for ages not shown will be furnished on request. Monthly payment rates for ages over 85 are the same as those for 85.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        Variable Income Option E Table
           Minimum Monthly Payment Rates For First Payment For Each
              $1,000 Applied, Based On 4% Assumed Investment Rate

                   Payments For Two Lives Only -- Both Males
Adjusted
  Age*     M 50     M 55     M 60     M 65     M 70     M 75     M 80     M 85
  M 50     $4.05    $4.14    $4.22    $4.29    $4.35    $4.40    $4.45    $4.48
  M 55      4.14     4.25     4.35     4.45     4.54     4.62     4.69     4.74
  M 60      4.22     4.35     4.49     4.63     4.76     4.88     4.98     5.05
  M 65      4.29     4.45     4.63     4.81     5.00     5.17     5.32     5.44

  M 70      4.35     4.54     4.76     5.00     5.25     5.49     5.72     5.91
  M 75      4.40     4.62     4.88     5.17     5.49     5.83     6.16     6.46
  M 80      4.45     4.69     4.98     5.32     5.72     6.16     6.63     7.08
  M 85      4.48     4.74     5.05     5.44     5.91     6.46     7.08     7.74
                                    (continued)

935-1A-8200

                  Payments For Two Lives Only -- Both Females
Adjusted
  Age*       F 50     F 55     F 60     F 65     F 70     F 75     F 80     F 85
  F 50      $3.90    $3.97    $4.04    $4.09    $4.14    $4.17    $4.20    $4.22
  F 55       3.97     4.07     4.15     4.23     4.30     4.36     4.40     4.43
  F 60       4.04     4.15     4.27     4.39     4.49     4.58     4.65     4.70
  F 65       4.09     4.23     4.39     4.55     4.70     4.84     4.95     5.04

  F 70       4.14     4.30     4.49     4.70     4.91     5.12     5.30     5.45
  F 75       4.17     4.36     4.58     4.84     5.12     5.42     5.70     5.93
  F 80       4.20     4.40     4.65     4.95     5.30     5.70     6.10     6.46
  F 85       4.22     4.43     4.70     5.04     5.45     5.93     6.46     6.98

              Payments For Two Lives Only -- One Male, One Female
Adjusted
  Age*       F 50     F 55     F 60     F 65     F 70     F 75     F 80     F 85
  M 50      $3.97    $4.06    $4.15    $4.23    $4.30    $4.37    $4.42    $4.46
  M 55       4.03     4.14     4.26     4.37     4.48     4.57     4.64     4.71
  M 60       4.08     4.22     4.37     4.52     4.66     4.80     4.91     5.00
  M 65       4.13     4.29     4.47     4.66     4.86     5.05     5.22     5.36

  M 70       4.16     4.35     4.56     4.80     5.06     5.33     5.57     5.78
  M 75       4.19     4.39     4.63     4.92     5.25     5.60     5.95     6.26
  M 80       4.21     4.43     4.69     5.01     5.41     5.86     6.34     6.79
  M 85       4.23     4.45     4.73     5.09     5.54     6.09     6.70     7.32

                 Payments Guaranteed For 10 Years -- Two Males
Adjusted
  Age*       M 50     M 55     M 60     M 65     M 70     M 75     M 80     M 85
  M 50      $4.04    $4.13    $4.21    $4.28    $4.34    $4.39    $4.44    $4.47
  M 55       4.13     4.24     4.34     4.44     4.53     4.61     4.67     4.72
  M 60       4.21     4.34     4.48     4.62     4.75     4.86     4.95     5.02
  M 65       4.28     4.44     4.62     4.80     4.98     5.15     5.28     5.39

  M 70       4.34     4.53     4.75     4.98     5.22     5.46     5.66     5.83
  M 75       4.39     4.61     4.86     5.15     5.46     5.77     6.07     6.32
  M 80       4.44     4.67     4.95     5.28     5.66     6.07     6.48     6.85
  M 85       4.47     4.72     5.02     5.39     5.83     6.32     6.85     7.35

                Payments Guaranteed For 10 Years -- Two Females
Adjusted
  Age*       F 50     F 55     F 60     F 65     F 70     F 75     F 80     F 85
  F 50      $3.89    $3.96    $4.03    $4.08    $4.13    $4.16    $4.19    $4.21
  F 55       3.96     4.06     4.14     4.22     4.29     4.35     4.39     4.42
  F 60       4.03     4.14     4.26     4.38     4.48     4.57     4.64     4.69
  F 65       4.08     4.22     4.38     4.54     4.69     4.83     4.94     5.02

  F 70       4.13     4.29     4.48     4.69     4.90     5.11     5.28     5.41
  F 75       4.16     4.35     4.57     4.83     5.11     5.39     5.65     5.86
  F 80       4.19     4.39     4.64     4.94     5.28     5.65     6.01     6.31
  F 85       4.21     4.42     4.69     5.02     5.41     5.86     6.31     6.72
                                  (continued)


935-1A-8200


                       Payments Guaranteed For 10 Years  - One Male, One Female
                 Adjusted
                   Age*       F 50     F 55     F 60     F 65     F 70     F 75     F 80     F 85
                   M 50      $3.96    $4.05    $4.14    $4.22    $4.29    $4.36    $4.41    $4.45
                   M 55       4.02     4.13     4.25     4.36     4.47     4.56     4.63     4.69
                   M 60       4.07     4.21     4.36     4.51     4.65     4.79     4.89     4.97
                   M 65       4.12     4.28     4.46     4.65     4.85     5.04     5.19     5.31

                   M 70       4.15     4.34     4.55     4.79     5.05     5.30     5.53     5.71
                   M 75       4.18     4.38     4.62     4.91     5.23     5.56     5.88     6.14
                   M 80       4.20     4.42     4.68     5.00     5.38     5.80     6.23     6.59
                   M 85       4.22     4.44     4.72     5.06     5.50     6.00     6.53     7.00

                  *Age on birthday nearest the due date of the first payment, adjusted according to the table in the Basis Of Computation provision in Part 7. Monthly payment rates for adjusted ages not shown will be furnished on request. Monthly payment rates for adjusted ages over 85 are the same as those for 85.
               ----------------------------------------------------------------

Option F Joint Lifetime Payment Option With Reduced Payments (Available as a Fixed Income option and as a Variable Income option). Monthly payments are based on the lives of two named persons. Payments will continue while both are living. When one dies, reduced payments will continue for the lifetime of the other. These reduced payments will be two-thirds of what they would have been if both persons had continued to live. Payments stop when both persons have died.

               The Fixed Income Option F Table shows the minimum monthly payment for each $1,000 applied. The Variable Income Option F Table shows the minimum amount of the first monthly payment for each $1,000 applied. The actual payments will be based on the rates we are using when the first payment is due. They will not be less than shown in the Table.

                    ------------------------------------------------------------
                                        Fixed Income Option F Table
                           Minimum Monthly Payment Rates For Each $1,000 Applied

                                    M 50      M 55      M 60      M 65      M 70      M 75
                        Age*        F 55      F 60      F 65      F 70      F 75      F 80
                       M     F
                      50    55     $4.27     $4.48     $4.70     $4.95     $5.21     $5.48
                      55    60      4.48      4.73      5.00      5.30      5.62      5.96
                      60    65      4.70      5.00      5.34      5.72      6.13      6.55
                      65    70      4.95      5.30      5.72      6.20      6.73      7.29
                      70    75      5.21      5.62      6.13      6.73      7.43      8.20

                      75    80      5.48      5.96      6.55      7.29      8.20      9.26
                      80    85      5.74      6.28      6.97      7.86      9.00     10.40

                      *Age on birthday nearest the due date of the first
                       payment. Monthly payment rates for ages not shown will
                       be furnished on request. Monthly payment rates for ages over 85 are the same as those for 85.
                    ------------------------------------------------------------

935-1A-8200

                        --------------------------------------------------------

                                      Variable Income Option F Table
                        Minimum Monthly Payment Rates For First Payment For Each
                           $1,000 Applied, Based On 4% Assumed Investment Rate

                                                         Payments For Two Lives Only - Both Males
                               Adjusted
                                 Age*        M 50      M 55      M 60      M 65      M 70      M 75      M 80      M 85
                                 M 50       $4.37     $4.49     $4.62     $4.77     $4.94     $5.13     $5.33     $5.53
                                 M 55        4.49      4.63      4.78      4.95      5.14      5.35      5.57      5.81
                                 M 60        4.62      4.78      4.95      5.15      5.37      5.61      5.87      6.14
                                 M 65        4.77      4.95      5.15      5.37      5.63      5.92      6.22      6.54

                                 M 70        4.94      5.14      5.37      5.63      5.94      6.28      6.65      7.04
                                 M 75        5.13      5.35      5.61      5.92      6.28      6.69      7.15      7.65
                                 M 80        5.33      5.57      5.87      6.22      6.65      7.15      7.72      8.35
                                 M 85        5.53      5.81      6.14      6.54      7.04      7.65      8.35      9.15

                                                       Payments For Two Lives Only - Both Females
                               Adjusted
                                 Age*        F 50      F 55      F 60      F 65      F 70      F 75      F 80      F 85
                                 F 50       $4.12     $4.23     $4.34     $4.47     $4.61     $4.78     $4.97     $5.15
                                 F 55        4.23      4.34      4.47      4.61      4.78      4.97      5.18      5.38
                                 F 60        4.34      4.47      4.62      4.78      4.98      5.19      5.43      5.66
                                 F 65        4.47      4.61      4.78      4.98      5.20      5.46      5.73      6.00

                                 F 70        4.61      4.78      4.98      5.20      5.47      5.78      6.11      6.44
                                 F 75        4.78      4.97      5.19      5.46      5.78      6.15      6.56      6.98
                                 F 80        4.97      5.18      5.43      5.73      6.11      6.56      7.07      7.60
                                 F 85        5.15      5.38      5.66      6.00      6.44      6.98      7.60      8.27

                                                     Payments For Two Lives Only - One Male, One Female
                               Adjusted
                                 Age*        F 50      F 55      F 60      F 65      F 70      F 75      F 80      F 85
                                 M 50       $4.24     $4.35     $4.48     $4.63     $4.80     $5.00     $5.21     $5.42
                                 M 55        4.35      4.48      4.62      4.79      4.98      5.20      5.44      5.68
                                 M 60        4.46      4.61      4.77      4.96      5.18      5.44      5.71      5.98
                                 M 65        4.59      4.75      4.94      5.16      5.42      5.71      6.03      6.36

                                 M 70        4.74      4.92      5.13      5.38      5.69      6.04      6.42      6.81
                                 M 75        4.90      5.10      5.34      5.63      5.98      6.40      6.87      7.36
                                 M 80        5.07      5.29      5.56      5.89      6.30      6.80      7.37      7.98
                                 M 85        5.25      5.49      5.79      6.16      6.63      7.23      7.92      8.68

                           *Age on birthday nearest the due date of the first
                            payment, adjusted according to the table in the Basis Of Computation provision in Part 7. Monthly payment rates for adjusted ages not shown will be furnished on request. Monthly payment rates for adjusted ages over 85 are the same as those for 85.
                        --------------------------------------------------------

Electing A Payment     To elect any option, we require that a written request,
Option                 satisfactory to us, be received at our Home Office. The
                       Owner may elect an option during the Annuitant's lifetime. If the death benefit is payable in one sum when the Annuitant dies, the Beneficiary may elect an option with our consent.

935-1A-8200

                         Options for any amount payable to an association, corporation, partnership or fiduciary are available with our consent. However, a corporation or partnership may apply any amount payable to it under Option C, E or F if the option payments are based on the life or lives of the Annuitant, the Annuitant's spouse, any child of the Annuitant, or any other person agreed to by us.

Effective Date And       The effective date of an option is the date the amount
Payment Date             is applied under that option. For a death benefit, this
                         is the date that due proof of the Annuitant's death is received at our Home Office. For a maturity value, it is the date the contract matures. For the cash redemption value, it is the effective date of redemption.

                         The first payment is due on the effective date, except that the first payment under Option D is due one month later. A later date for the first payment may be requested in the payment option election. All payment dates will fall on the same day of the month as the first one. No payment will become due until a payment date. No part payment will be made for any period shorter than the time between payment dates.

                         Example: Monthly payments are being made to your son on
                                  the 1st of each month. He dies on the 10th. No part payment is due your son or his estate for the period between the 1st and the 10th.

Withdrawals And          If provided in the payment option election, the
Changes                  following rights will be available:

                            . Under Options A and D, all or part of the unpaid balance may be withdrawn or applied under any other payment option.

                            . Under Option B, the commuted value of the future payments may be withdrawn or applied under any other option. We discuss commuted value below.

                            . Under Options C and E, the commuted value of the guaranteed future payments, if any, may be withdrawn. The withdrawal will not affect any payments that may become due after the guaranteed period. This means that if any person on whose life these payments depend lives beyond that period, payments will start up again.

                         Withdrawals of amounts applied under any Variable Income option will be paid within seven days after the written request for withdrawal is received at our Home Office. This time period is subject to any extension permitted under federal laws, rules and regulations which apply to that withdrawal.

Commuted Value           When computing the payments under Fixed Income Options
                         B, C and E, we include interest from the effective date of the option to the date of each payment. If future payments are withdrawn or paid early, we must deduct the amount of interest included for the period after withdrawal or early payment. The commuted value of future payments is the sum of those payments, less the interest from the date of withdrawal or early payment to the date of each future payment. The interest rate originally used in computing the option payments will be the rate used to determine the commuted value.

                         Example: An option payment of $105 is due a year from
                                  now. The annual interest rate we used in figuring this payment was 5%. Today you withdraw the commuted value of that payment. Since the interest we included was $5, the commuted value of the payment today will be the payment less that interest, or $100.

                         For a Variable Income option, the number of annuity units that option has in each division of the Separate Account will be commuted at the Assumed Investment Rate. The commuted units in each division will be multiplied by the annuity unit value for that

935-1A-8200
                         division on the date the commuted value is determined. The commuted value will be the sum of the values determined for each division.

Income Protection        To the extent permitted by law, each option payment and
                         any withdrawal shall be free from legal process and the claim of any creditor of the person entitled to them.
                         No option payment and no amount held under an option can be taken or assigned in advance of its payment date, unless the Owner's written consent is given before the Annuitant dies. This consent must be received at our Home Office.


                         Part 7. Notes On Our Computations

                         This Part covers some technical points about this contract.

Net Investment Factor    For each division of the Separate Account, the Net
                         Investment Factor for any valuation period is the gross investment rate for that period plus 1.00000000 and minus an asset charge. This asset charge will be .00003425 for each day of a valuation.period. The Net
                         Investment Factor may be greater or less than 1.00000000.

                         For each division of the Separate Account, the gross investment rate for any valuation period is equal to:

                           . The net earnings of that division during the valuation period, divided by

                           . The value of the total assets of that division at the beginning of the valuation period.

                         The net earnings of each division are equal to the accrued investment income and capital gains and losses (realized and unrealized) of that division reduced by any amount charged against that division for taxes paid or reserved for by us. The gross investment rate will be determined by us in accordance with generally accepted accounting principals and applicable laws, rules and regulations. This determination shall be conclusive upon the Owner, the Annuitant, any Beneficiary and any assignee and any other person under this contract.

Accumulation Unit        The value of an accumulation unit in each division was
Value                    set at $1.00000000, on the first valuation date
                         selected by us. The value on any date thereafter is equal to the product of the Net Investment Factor for that division for the valuation period which includes that date and the value of the corresponding accumulation unit value on the preceding valuation date.

Annuity Unit Value       All annuity unit values in each division were set at
                         $1.00000000 on the first valuation date selected by us.
                         The value on any date thereafter is equal to (a) the Net Investment Factor for that division for the valuation period which includes that date divided by
                         (b) the sum of 1.00000000 and the rate of interest for the number of days in the valuation period, computed at an effective annual rate equal to the Assumed
                         Investment Rate, and multiplied by (c) the corresponding annuity unit value on the preceding valuation date.

Assumed Investment       The Assumed Investment Rate is the annual interest rate
Rate                     assumed,in determining the first payment of variable
                         payment options. The amount of each subsequent payment from each division of the Separate Account will depend on the relationship between the Assumed Investment Rate and the actual investment performance of that division.
                         The Assumed Investment Rate will be 4% per annum. If a
                         4% rate would result in a first variable payment larger than that permitted under applicable state law, we will select a lower rate which will comply with that law.

935-1A-8200

Adjustment Of Units      We have the right to split or consolidate the number of
And Values               accumulation units or annuity units credited to this
                         contract, with a corresponding increase or decrease in the unit values. We may exercise this right whenever we consider an adjustment of units to be desirable.
                         However, strict equity will be preserved in making any adjustment. No adjustment will have any material effect on the benefits, provisions or investment return of this contract, or on the Owner, Annuitant, any Beneficiary, any assignee or other person, or on us.

Payment Calculation      Payments under a Variable Income option are calculated
Date                     on a payment calculation date. That date is the
                         earliest valuation date which is not more than 10 days before the due date of the payment.

Computing Variable       The amount payable from each division of the Separate
Income Payments          Account is multiplied by the rates we are using for the
                         option as of the date the first payment is due. For each division, the figure which results is multiplied by the ratio of the value of an accumulation unit on the first payment calculation date to the value of an accumulation unit on the date the first payment is due.
                         The total of the amount of income determined for each division is the first payment. It is due on the first payment date.

                         Future payments under a Variable Income option are measured by annuity units. The number of annuity units in each division is the portion of the first payment provided by that division divided by the annuity unit value for that division on the first payment calculation date.

                         For payments after the first one, the annuity units in each division are multiplied by the annuity unit value on the payment calculation date that applies. The payment to be made on the payment due date is the sum of the amounts provided by each division.

Basis Of Computation     Minimum payments under Payment Options C, E and F are
                         shown in the Tables in Part 6. In computing the payments under Fixed Income options, we use mortality rates from the a-1949 Annuitants Mortality Table with Projection B for 30 years and with female rates set back five years. The annual interest rate used is 3%.

                         For Variable Income options C, E and F, we use mortality rates based on the 1971 Individual Annuity Mortality Table (1971 IAM) projected to decrease l%% annually from 1971. The Variable Income Option C, E and F Tables are computed for annuitants born in 1942. For all other years of birth, the mortality improvement is determined by adjusting the annuitant's age according to the following table:

                               Date of Birth        Adjustment to Actual Age
                                  1900-1904                    +8 Years
                                  1905-1909                    +7 Years
                                  1910-1914                    +6 Years
                                  1915-1919                    +5 Years
                                  1920-1924                    +4 Years
                                  1925-1929                    +3 Years
                                  1930-1934                    +2 Years
                                  1935-1939                    +l Year
                                  1940-1944                    +0 Years
                                  1945-1949                    -1 Year
                                  1950-1954                    -2 Years
                                  1955-1959                    -3 Years
                                  1960-1964                    -4 Years
                                  1965-1969                    -5 Years
                                  1970-1974                    -6 Years
                                  1975-1979                    -7 Years

935-1A-8200

                                  1980-1984                    -8 Years
                                  1985-1989                    -9 Years
                                  1990-1994                   -10 Years
                                  1995-1999                   -11 Years

                         The annual interest rate used is the Assumed Investment Rate discussed in this Part.

Guarantees               All benefits, payments and values under this contract
                         which depend on the investment performance of the Separate Account may increase or decrease, as discussed in this Part. However, we guarantee that the dollar amounts of variable benefits will not be adversely affected by variations of actual expenses from expense charges stated in this contract. Also, those benefits will not be adversely affected by variations in actual mortality from the mortality assumptions stated in this contract.

                         A part of the assets of the Separate Account is the reserve for variable benefits and liabilities which depend on the investment performance of that Account. That part of the assets shall not be charged with any liabilities we have which arise from any business we conduct which does not depend on the performance of that Account.

935-1A-8200

WHERE TO FIND IT
                                                                        Page No.
  The Schedule Page..........................................................  1
Part 1. -The Basics Of This Contract.........................................  2
  The Parties Involved - Owner, Annuitant,
    Beneficiary, Irrevocable Beneficiary.....................................  2
  Dates - Contract Date, Contract Anniversary
    Date, Contract Year, Issue Date, Maturity Date...........................  2
  This Is A Legal Contract...................................................  2
  Representations And Contestability.........................................  3
  Misstatement Of Age........................................................  3
  Meaning Of In Force........................................................  3
  Home Office................................................................  3
  Contract State.............................................................  3
Part 2. - Purchase Payments..................................................  3
  The First Purchase Payment.................................................  3
  Normal Purchase Payments...................................................  3
  Purchase Payment Flexibility And Notices...................................  3
  Where To Pay...............................................................  4
Part 3. - Values And Charges.................................................  4
  The Separate Account.......................................................  4
  Valuation Date And Valuation Period........................................  4
  Accumulation Units And Annuity Units.......................................  4
  Purchase Of Accumulation Units.............................................  4
  Date Of Purchase...........................................................  4
  Identification Of Accumulation Units.......................................  5
  Accumulated Value Of Contract..............................................  5
  Premium Tax................................................................  5
  Administrative Charge......................................................  5
  Deductions For Sales Charges...............................................  6
  Amount Of Sales Charge Deduction...........................................  6
Part 4. - Life Benefits......................................................  7
  Contract Ownership.........................................................  7
    Rights Of Owner..........................................................  7
    Assigning This Contract..................................................  7
    Changing The Owner Or Beneficiary........................................  7
    Transfer Of Accumulation Units...........................................  7
  Redeeming This Contract....................................................  7
    Right To Redeem..........................................................  7
    Cash Redemption Value....................................................  7
    Partial Redemptions......................................................  8
    When And How We Pay......................................................  8
  Right To Change The Maturity Date..........................................  8
    Electing An Early Maturity Date..........................................  8
    Electing A Later Maturity Date...........................................  8
  Other Provisions Regarding Life Benefits...................................  8
    Periodic Statements......................................................  8
    Receipt Of Papers........................................................  9
    Contract Is Not Participating............................................  9
Part 5. - Maturity Benefit And Death Benefit.................................  9
  Maturity Benefit...........................................................  9
    Maturity Value...........................................................  9
    Monthly Life Income......................................................  9
    Alternate Settlements At Maturity........................................  9
  Death Benefit.............................................................. 10
    Amount Of Death Benefit.................................................. 10
  Interest On Maturity Or Death Benefit...................................... 10
    Interest Payable......................................................... 10
Part 6. - Payment Options.................................................... 10
  Fixed Income Payment Options............................................... 10
  Variable Income Payment Options............................................ 10
  Availability Of Payment Options............................................ 11
  Minimum Amounts............................................................ 11
  Electing A Payment Option.................................................. 17
  Effective Date And Payment Date............................................ 18
  Withdrawals And Changes.................................................... 18
  Commuted Value............................................................. 18
  Income Protection.......................................................... 19
Part 7. - Notes On Our Computations.......................................... 19
  Net Investment Factor...................................................... 19
  Accumulation Unit Value.................................................... 19
  Annuity Unit Value......................................................... 19
  Assumed Investment Rate.................................................... 19
  Adjustment Of Units And Values............................................. 20
  Payment Calculation Date................................................... 20
  Computing Variable Income Payments......................................... 20
  Basis Of Computation....................................................... 20
  Guarantees................................................................. 21

Any Riders and Endorsements, and a Copy of The Application For The Contract, Follow Page 21.

[LOGO OF MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY APPEARS HERE]
    SPRINGFIELD, MASSACHUSETTS    01111

    Flexible Purchase Payment Multi-Fund
    Variable Annuity Contract

    This Contract provides that:
    A monthly life income is payable beginning on the date this contract matures if the Annuitant is living at that time
    A death benefit is payable if the Annuitant dies before this contract matures
    Flexible purchase payments may be made to the date this contract matures or to the Annuitant's death, if earlier

    This Contract is not participating. It does not provide for the payment of dividends.

    Notice Of Annual Meeting

    The Owner is hereby notified that by virtue of this contract he or she is a member of Massachusetts Mutual Life Insurance Company and is entitled to vote either in person or by proxy at any and all meetings of said Company. The annual meetings are held at its Home Office, in Springfield, Massachusetts, on the second Wednesday of April in each year at 2 o'clock p.m.